EXHIBIT 4.1

SPHERE 3D CORP.
RESTRICTED STOCK UNIT AWARD AGREEMENT
(Inducement Grant)

            THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) dated _____________________ by and between Sphere 3D Corp., a corporation incorporated under the laws of the Province of Ontario (the “Corporation”), and ___________________________ (the “Grantee”) evidences the award (the “Award”) granted by the Corporation to the Grantee as to the number of the Corporation’s stock units (“Stock Units”) first set forth below. The Award and this Agreement are intended to qualify (i) for exemption from any requirement under the listing rules that may be applicable to the Corporation that equity compensation arrangements be approved by the Corporation’s shareholders, and (ii) for exemption from the Canadian prospectus requirements.

Number of Stock Units:[1]	Award Date: ___________________________

Vesting Commencement Date: _________________________________

Vesting[1] [The Stock Units subject to the Award will vest in six (6) equal installments, with the first installment vesting six (6) months after the Vesting Commencement Date and an additional installment vesting at the end of each six-month period thereafter.] [Subject to adjustment to reflect the vesting schedule approved by the Board for the particular grant.]

            The Award is subject to the Terms and Conditions of Restricted Stock Units (the “Terms”) attached to this Agreement (incorporated herein by this reference). The Award has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee. The Grantee’s participation in the Award is voluntary. The parties agree to the terms of the Award set forth herein. The Grantee acknowledges receipt of a copy of the Terms.

            As used herein, the term “stock unit” means a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding Common Share of the Corporation (subject to adjustment as provided in Section 7(a) of the Terms) solely for purposes of this Agreement. The Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Grantee if such Stock Units vest pursuant to the terms hereof. The Stock Units shall not be treated as property or as a trust fund of any kind.

“GRANTEE”	SPHERE 3D CORP.
a corporation incorporated under the laws of the Province of Ontario

Signature
By:___________________________________________

Print Name:	Name: ________________________________________

Print Name

Title: _________________________________________

_______________________________
1 Subject to adjustment under Section 7(a) of the Terms.

SPHERE 3D CORP.
TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
(Inducement Grant)

            1. Vesting. Subject to Section 6 below, the Award shall vest and become nonforfeitable as set forth on the cover page of this Agreement.

            2. Continuance of Employment/Service. The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 6 below.

            Nothing contained in this Agreement constitutes an employment or service commitment by the Corporation, affects the Grantee’s status as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Corporation or any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation (a “Subsidiary”), interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or services, or affects the right of the Corporation or any Subsidiary to increase or decrease the Grantee’s other compensation or benefits. Nothing in this Agreement, however, is intended to adversely affect any independent contractual right of the Grantee without his or her consent thereto.

            3. No Dividend and Voting Rights. The Grantee shall have no rights as a shareholder of the Corporation, no dividend rights and no voting rights, with respect to the Stock Units and any Common Shares underlying or issuable in respect of such Stock Units until such Common Shares are actually issued to and held of record by the Grantee. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of such shares.

            4. Restrictions on Transfer. Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution, or (c) transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator, or (d) subject to the written approval of the Administrator and compliance with applicable federal, provincial, state and foreign securities laws, transfers to a family member that are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Grantee or by the Grantee’s family members).

            As used herein, the “Administrator” means the Board of Directors of the Corporation (the “Board”) or one or more committees appointed by the Board or another committee (within its delegated authority and in the manner and on the terms authorized by the Board) to administer all or certain aspects of this Agreement.

            5. Timing and Manner of Payment of Stock Units. Each Stock Unit that becomes vested pursuant to the terms hereof (the date of such vesting, the “Vesting Date” of such Stock Unit) will be paid on or as soon as practicable after the Vesting Date (and in all events within two and one-half months following the Vesting Date). In payment of the Stock Units, the Corporation shall deliver to the Grantee a number of the Corporation’s common shares (“Common Shares”) (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion, and, if the Grantee is a resident of Canada, such shares to be issued from treasury if and to the extent required by applicable law) equal to the number of Stock Units subject to this Award that vest on the applicable Vesting Date, unless such Stock Units terminate prior to the given Vesting Date pursuant to Section 6. The Award and the Corporation’s obligation to deliver Common Shares or otherwise make payment with respect to vested Stock Units is subject to (a) compliance with all applicable federal, provincial, state, local and foreign laws, rules and regulations (including but not limited to provincial, state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith and (b) the condition precedent that the Grantee or other person entitled to receive any shares hereunder with respect to the vested Stock Units deliver to the Corporation such assurances and representations as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements. The Grantee shall have no further rights with respect to any Stock Units that are paid or that terminate pursuant to Section 6.

            6. Effect of Termination of Employment or Service; Change in Control; [Employment Agreement].

                          (a) General. Except as provided in Sections 6(b) and (c) below, the Grantee’s Stock Units shall terminate to the extent such units have not become vested prior to the Grantee’s Termination Date (as defined below). If any unvested Stock Units are terminated hereunder, such Stock Units shall automatically terminate and be cancelled as of the Termination Date without payment of any consideration by the Corporation and without any other action by the Grantee, or the Grantee’s beneficiary or personal representative, as the case may be. For these purposes, “Termination Date” means the Grantee’s last day of actual and active employment or service with the Corporation or any of its Subsidiaries. For greater certainty, no period of notice of termination, if any, or payment in lieu of notice that is given or ought to have been given pursuant to the Grantee’s applicable employment agreement, contract for service or at law that follows or is in respect of a period after the last date of actual and active employment will be considered as extending Grantee’s period of employment or services for purposes of determining the Grantee’s entitlement under the Award.

                          (b) [Acceleration Upon Certain Terminations.

            (1)        If either (i) the Grantee’s employment or service with the Corporation or one of its Subsidiaries terminates due to the Grantee’s Disability or death, or (ii) a Change in Control Event occurs and, at any time within sixty (60) days before or two (2) years after the Change in Control Event, the Grantee’s employment or service with the Corporation or one of its Subsidiaries is terminated by the Corporation or such Subsidiary without Cause or by the Executive for Good Reason, the Stock Units, to the extent then outstanding and unvested, shall vest in full upon the date of such termination of employment or service (or, if later, upon the Change in Control Event).

            (2)        If the Grantee’s employment or service with the Corporation or one of its Subsidiaries is terminated by the Corporation or such Subsidiary without Cause or by the Executive for Good Reason, and such termination occurs at any time other than within sixty (60) days before or two (2) years after a Change in Control Event, the Award will vest on the Termination Date with respect to a number of Stock Units determined by multiplying (x) the number of then-outstanding and unvested Stock Units that would have otherwise vested on the next scheduled “Vesting Date” set forth on the cover page of this Agreement that follows the Grantee’s Termination Date, by (y) a fraction, the numerator of which will be the number of whole months that have elapsed between the Vesting Date that immediately preceded the Grantee’s Termination Date (or, in the case of a termination prior to the first scheduled Vesting Date, the Vesting Commencement Date) and the Grantee’s Termination Date, and the denominator of which will be the total number of months between the Vesting Date that immediately preceded the Grantee’s Termination Date (or, in the case of a termination prior to the first scheduled Vesting Date, the Vesting Commencement Date) and the next scheduled Vesting Date that follows the Grantee’s Termination Date. Any Stock Units subject to the Award that are not vested after giving effect to the preceding sentence shall terminate on the Termination Date.

            (3)        Notwithstanding any other provision herein, as a condition precedent to any acceleration of vesting pursuant to this Section 6(b), the Grantee shall provide the Corporation with a valid, executed general release agreement in the form attached to any employment, severance, retention or similar agreement the Grantee may have with the Corporation or any of its Subsidiaries in effect on the Award Date (or, if there is no such agreement or no such form of release attached thereto, in a form acceptable to the Corporation), and such release shall have not been revoked pursuant to any revocation rights afforded by applicable law. The Corporation shall provide the final form of release agreement to the Grantee not later than seven (7) days following the Termination Date, and the Grantee shall be required to execute and return such release to the Corporation within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the release maximally enforceable under applicable law) after the Corporation provides the form of release to the Grantee. If the period for the Grantee to provide such release spans two calendar years, then the payment of the Stock Units as provided in Section 5 shall in all events be made in the second of such two years.

[This Section 6(b) and Exhibit A are subject to adjustment on a case-by-case basis to reflect any acceleration provisions approved by the Board for the particular grant.]

                          (c) [Employment Agreement. The Stock Units are also subject to any rights to accelerated vesting the Grantee may have under any employment, severance, retention or similar agreement with the Corporation or any of its Subsidiaries in effect on the Award Date (with any such acceleration rights to be applied, in the case of a termination of the Grantee’s employment or service other than in connection with a Change in Control Event, after giving effect to the prorated vesting described above).] [This paragraph to be included only for a few key executives on a case-by-case basis.]

                          (d) Defined Terms. For purposes of this Agreement, the terms Cause, Good Reason, Disability and Change in Control Event have the meanings given to such terms on Exhibit A hereto.

             7. Adjustments; Corporate Transactions.

                          (a) Adjustments. Subject to Section 7(b), upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, amalgamation, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Shares; or any exchange of Common Shares or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Shares; then the Administrator shall equitably and proportionately adjust the number, amount and type of Common Shares (or other securities or property) subject to the Award, to the extent necessary to preserve (but not increase) the level of incentives intended by the Award. Upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding sentence or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards (if any) applicable to the Award to the extent necessary to preserve (but not increase) the level of incentives intended by the Award. It is intended that, if possible, any adjustments contemplated by the preceding two sentences be made in a manner that satisfies applicable Canadian and U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of Internal Revenue Code of 1986, as amended (the “Code”), Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements. Any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1(a) and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

                          (b) Corporate Transactions - Assumption and Termination of Award. Upon the occurrence of any of the following: any recapitalization, merger, amalgamation, combination, consolidation, conversion or other reorganization in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Shares); any exchange of Common Shares or other securities of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Shares); a sale of all or substantially all the business, stock or assets of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Shares); a dissolution of the Corporation; or any other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Shares); then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of the Award or the cash, securities or property deliverable to the Grantee pursuant to the Award, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Shares upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the Award or the Award would otherwise continue in accordance with its terms in the circumstances, the Award shall become payable to the Grantee and shall terminate upon the related event. Without limiting the foregoing, in connection with any event referred to in the preceding sentence or any Change in Control Event, the Administrator may, in its discretion, provide for the accelerated vesting of the Award as and to the extent determined by the Administrator in the circumstances. The Administrator may adopt such valuation methodologies for the Award as it deems reasonable in the event of a cash or property settlement. In any of the events referred to in this Section 7(b), the Administrator may take such action contemplated by this Section 7(b) prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the Grantee to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur. Any good faith determination by the Administrator pursuant to its authority under this Section 7(b) shall be conclusive and binding on all persons.

            8. Tax Withholding. The Corporation shall reasonably determine the amount of any federal, state, local, foreign, provincial or other income, employment, or other taxes which the Corporation or any of its Subsidiaries may reasonably be obligated to withhold with respect to the grant, vesting or other event with respect to the Stock Units. If such withholding event occurs in connection with the distribution of Common Shares in respect of the Stock Units and subject to compliance with all applicable laws, the Grantee hereby agrees that the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of Section 5.6 of the Sphere 3D Corp. 2015 Performance Incentive Plan (or the corresponding provisions of a successor plan thereto)), to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such distribution at the minimum applicable withholding rates (such number of shares, the “Minimum Withholding Shares”) shall automatically be sold by or on behalf of the Grantee on the open market and the proceeds of such sale shall be promptly remitted to the Corporation to satisfy such tax withholding obligations. In the event the Grantee has (prior to the applicable Vesting Date) entered into an irrevocable arrangement (on terms reasonably acceptable to the Corporation) with a third-party broker to use the proceeds of a sale of Common Shares on the market to provide for tax withholding in connection with any payment of the Stock Units and has provided the terms of such arrangement to the Corporation (a “Broker Arrangement”), the Grantee and the Corporation agree that, at the time of such payment of the Stock Units, the Corporation will deliver to the Grantee’s designated broker a number of whole Common Shares equal to the Minimum Withholding Shares. If there is no such Broker Arrangement in place on the applicable Vesting Date, such sale of the Minimum Withholding Shares shall be conducted through a broker designated by the Corporation. The Grantee shall execute such documents as may reasonably be requested by the Corporation or the broker, as applicable, in order to implement such transactions and shall otherwise comply with the administrative rules and procedures established by the Corporation with respect to such transactions. If, however, any withholding event occurs with respect to the Stock Units other than in connection with the distribution of shares of Common Stock in respect of the Stock Units, or if the Corporation’s withholding obligations cannot be satisfied by such market sale or such withholding and reacquisition of shares as described above because such a sale, withholding or reacquisition, as the case may be, would cause the Corporation to violate applicable law, the Corporation shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Grantee the amount of any such withholding obligations.

            9. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Grantee at the Grantee’s last address reflected on the Corporation’s records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be given only when received, but if the Grantee is no longer an employee of or in service to the Corporation, shall be deemed to have been duly given by the Corporation when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.

            10. Entire Agreement; Amendment. This Agreement constitutes the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Administrator by agreement or resolution may waive conditions of or limitations on the Award, without the consent of the Grantee, and may make other changes to the terms and conditions of the Award; provided, however, that no amendment of the Award shall, without written consent of the Grantee, affect in any manner materially adverse to the Grantee any rights or benefits of the Grantee or obligations of the Corporation under the Award. Changes, settlements and other actions contemplated by Section 7 above shall not be deemed to constitute changes or amendments for purposes of this Section 10. Notwithstanding the foregoing, the Corporation may, without the consent of the Grantee, amend the tax-withholding procedures set forth in Section 8 above to provide that the Corporation’s tax withholding obligations in connection with a distribution of Common Shares in respect of the Stock Units shall be satisfied by the Corporation reducing the number of Common Shares subject to such distribution by the number of the Minimum Withholding Shares (as opposed to a market sale of such shares); provided, however, that if the Corporation adopts such an amendment of the procedures set forth in Section 8, such procedures shall not be further amended within the one-year period thereafter.

            11. Limitation on Grantee’s Rights. The Award confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust. The Award does not, in and of itself, have any assets. The Grantee shall have only the rights of a general unsecured creditor of the Corporation with respect to amounts credited and benefits payable, if any, with respect to the Stock Units, and rights no greater than the right to receive the Common Shares as a general unsecured creditor with respect to Stock Units, as and when payable hereunder.

            12. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            13. Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

            14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without regard to conflict of law principles thereunder.

            15. Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. The Award is intended as a “short-term deferral” under Section 409A of the Code, and this Agreement shall be construed and interpreted consistent with that intent.

            16. Language. The parties hereto have agreed that this Agreement be drafted in English. Les parties aux présentes ont convenu que le présent document soit rédigé en anglais.

            17. No Advice Regarding Grant. The Grantee is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Grantee may determine is needed or appropriate with respect to the Stock Units (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Award Agreement) or recommendation with respect to the Award. Except for the withholding rights set forth in Section 8 above, the Grantee is solely responsible for any and all tax and other liability that may arise with respect to the Award or any sale of shares issued or delivered with respect to the Award.

            18. Insider Trading Rules. The Grantee hereby acknowledges being subject to all applicable laws, rules and regulations, as well as Corporation policies, regarding insider trading.

EXHIBIT A

DEFINED TERMS

For purposes of this Agreement, the following definitions shall apply:

•

“Cause” has the meaning given to such term in any employment agreement between the Grantee and the Corporation or any of its Subsidiaries as in effect on the Award Date or, if there is no such agreement (or such agreement does not include a definition of such term), shall mean: (a) acts or omissions constituting reckless or willful misconduct on the Grantee’s part with respect to the Grantee’s obligations or otherwise relating to the business of the Corporation or any of its Subsidiaries that causes material harm to the Corporation or such Subsidiary or to the reputation of the Corporation or such Subsidiary; (b) the Grantee’s material breach of any agreement between the Grantee and the Corporation or one of its Subsidiaries, which breach the Grantee fails to cure within thirty (30) days after receiving written notice from the Board that specifies the specific conduct giving rise to the alleged breach; (c) the Grantee’s conviction or entry of a plea of nolo contendere for fraud, theft or embezzlement, or any felony or crime of moral turpitude; or (d) the Grantee’s willful neglect of duties as reasonably determined by the Board, which the Grantee fails to cure within thirty (30) days after receiving written notice from the Board that specifies the specific duties that the Grantee has failed to perform.

•

“Good Reason” has the meaning given to such term in any employment agreement between the Grantee and the Corporation or any of its Subsidiaries as in effect on the Award Date or, if there is no such agreement (or such agreement does not include a definition of such term), shall mean a voluntary termination by the Grantee of the Grantee’s employment with the Corporation or one of its Subsidiaries within one (1) year after the initial occurrence of one or more of the following (without the Grantee’s written consent): (a) the Corporation or such Subsidiary reduces the Grantee’s base compensation (including commissions) by more than ten percent (10%), (b) the Grantee’s authority, responsibilities and/or duties are materially reduced so that the Grantee’s duties are no longer consistent with the Grantee’s position as of the Award Date and the Grantee no longer reports directly to the [_______________] of the Corporation; (c) a material breach by the Corporation or one of its Subsidiaries of any agreement between the Grantee and the Corporation or such Subsidiary; or (d) the Corporation or one of its Subsidiaries relocates the Grantee’s principal place of work to a location more than fifty (50) miles from the Grantee’s principal place of work as of the Award Date; provided, however, that such a termination by the Grantee shall not be a termination for Good Reason unless the Grantee notifies the Corporation in writing within sixty (60) days following the initial existence of the circumstance constituting Good Reason, the Corporation is given thirty (30) days from the receipt of such notice in which the Corporation may remedy or cure such condition, and the Corporation fails to remedy or cure the condition set forth in the Grantee’s notice within thirty (30) days of receipt of such notice. For purposes of the foregoing, if the Grantee does not timely provide notice to the Corporation as to a particular circumstance constituting Good Reason, then the Grantee shall be deemed to have waived the right to terminate for Good Reason with respect to such circumstance.

•

“Disability” has the meaning given to such term (or a similar term) in any employment agreement between the Grantee and the Corporation or any of its Subsidiaries as in effect on the Award Date or, if there is no such agreement (or such agreement does not include a definition of such term), shall mean the Grantee (as determined solely by the Administrator on the basis of such medical evidence as the Administrator deems warranted under the circumstances) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

•	“Change in Control Event” means any of the following:

(i)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (1) the then- outstanding common shares of the Corporation (the “Outstanding Company Common Shares”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (iii)(1), (2) and (3) below;

(ii)

Individuals who, as of the Award Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Award Date whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)

Consummation of a reorganization, merger, amalgamation, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding common shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation's assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of fifty percent (50%) existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iii)

Consummation of a reorganization, merger, amalgamation, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding common shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation's assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of fifty percent (50%) existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)

Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control Event under clause (iii) above.